SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated September 17, 2009

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-4(c))

Item 4.02               Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 17, 2009, management of Zale Corporation (the “Company”) and the Audit Committee of the Company’s Board of Directors, in consultation with the Company’s independent registered public accounting firm, Ernst & Young LLP, concluded that the Company’s previously issued financial statements for fiscal years 2008 and 2007, and interim periods therein and subsequent, included in the Company’s filings with the Securities and Exchange Commission contain the errors specified below and should no longer be relied upon.  Therefore, the Company plans to restate its financial statements for fiscal 2008 and interim periods in fiscal 2008 and 2009, and will present the restated financial statements in its Annual Report on Form 10-K (“10-K”) for the fiscal year ended July 31, 2009.  The Company currently expects to file its 10-K on or before October 29, 2009, although this date may change if unforeseen circumstances arise.  The restatement pertains to the following issues:

•                  A significant portion of prepaid advertising costs should have been recorded as expense.  Prepaid advertising reflected in our balance sheets as of July 31, 2008 and 2007 totaled approximately $23 million and $18 million, respectively.

•                  Certain adjustments aggregating approximately $9 million on a pre-tax basis, including (1) a charge related to an intercompany accounts receivable associated with our wholly owned insurance subsidiaries, (2) a charge related to certain depository bank account reconciliations and (3) a benefit related to personal property tax reserves.  In addition, a charge totaling approximately $4 million will be recorded in fiscal 2008 related to federal income taxes resulting from the expiration of net operating loss carryforwards.

The adjustments required for fiscal 2008 and 2007 and subsequent quarterly periods have not been finalized, and the restatement is not complete as of the date of this filing.  Additional information may become available which could cause the Company’s current estimates to change, and such changes, if any, could be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Zale Corporation

Dated: September 18, 2009	By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer